                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            SEALED AIR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1997
                               ------------------

     The Annual Meeting of Stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), will be held on May 16, 1997 at 11:00 A.M., Eastern Daylight Savings Time, at the offices of the Company at Park 80 East, Second Floor, Saddle Brook, New Jersey 07663-5291, for the following purposes:

          1.  to elect directors;

          2. to consider and act upon a proposed amendment of the certificate of incorporation of the Company so as to increase the authorized number of shares of Common Stock that the Company may issue from 60,000,000 to 125,000,000;

          3. to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997; and

          4. to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 19, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's 1996 Annual Report to Stockholders has been sent to all stockholders of record. Additional copies are available upon request.

     The Company invites you to attend the meeting so that management can review the past year with you, listen to your suggestions, and answer any questions you may have. In any event, because it is important that as many stockholders as possible be represented at the meeting, please review the attached Proxy Statement promptly and then complete and return the enclosed proxy in the accompanying post-paid, addressed envelope. If you attend the meeting, you may vote your shares personally even though you have previously mailed the enclosed proxy.

                                           By Order of the Board of Directors
                                               H. KATHERINE WHITE
                                                   Secretary

Saddle Brook, New Jersey
March 26, 1997

                             SEALED AIR CORPORATION
                                  PARK 80 EAST
                      SADDLE BROOK, NEW JERSEY 07663-5291

                                PROXY STATEMENT

                              DATED MARCH 26, 1997
                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 1997
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company at Park 80 East, Second Floor, Saddle Brook, New Jersey at 11:00 A.M., Eastern Daylight Savings Time, on May 16, 1997 and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company.

     In order for shares to be voted at the Annual Meeting, the record owner of such shares must either duly execute and return a proxy representing such shares at or before the Annual Meeting or vote such shares in person at the Annual Meeting. Shares represented by proxies so executed and returned will be treated as being present for the purpose of determining the presence of a quorum at the meeting. If a stockholder specifies on the proxy the manner in which such stockholder's shares are to be voted on a matter, the shares represented by the proxy will be voted in accordance with such specification. If a stockholder does not make such a voting specification, such shares will be voted in the manner recommended by the Board of Directors as indicated in this Proxy Statement and on the proxy.

     Stockholders who own shares through a brokerage firm, bank or other nominee should expect to be contacted by such institution for voting instructions. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers who are the beneficial owners of such shares. The Company understands that, unless instructed to the contrary by the beneficial owners of shares held in street name, brokers may exercise such authority to vote on the election of directors, the amendment of the certificate of incorporation to increase the number of shares of Common Stock authorized for issuance thereunder, and the ratification of the appointment of the Company's auditors. Any shares owned through a brokerage firm, bank or other nominee that are not voted on any of the matters to be considered at the meeting will not be considered as present and entitled to vote at the meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for the purpose of determining a quorum but will not be counted as votes cast on such matters.

     A stockholder of record giving the enclosed proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company bearing a later date than the proxy, by the execution and delivery to the Company of a subsequently dated proxy, or by voting in person at the Annual Meeting. Any stockholder may vote in person at the Annual Meeting whether or not he or she has previously given a proxy.

     Each participant in the Company's Profit-Sharing Plan will receive a separate voting instruction card requesting that the participant provide voting instructions to Bankers Trust Company, trustee for the Profit-Sharing Plan (the "Trustee"), for the shares of Common Stock allocated to his or her account in such Plan. The Trustee will vote such shares as directed by each participant who provides voting instructions to it. In accordance with the terms of such Plan, shares allocated to the accounts of participants who do not provide voting instructions will be voted by the Trustee in the same proportion as shares are voted for participants who provide voting instructions.

     This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 26, 1997.

                               VOTING SECURITIES

     The only voting securities of the Company are the outstanding shares of its common stock, par value $0.01 per share ("Common Stock"). As of March 19, 1997, 42,593,346 shares of Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held. Only holders of record of Common Stock at the close of business on March 19, 1997 will be entitled to notice of and to vote at the Annual Meeting.

     A majority of such outstanding shares present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Under the Company's By-Laws and the laws of the State of Delaware, directors are elected by a majority of the votes cast in the election, the adoption of the proposed amendment to the Company's certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock, and the ratification of the appointment of auditors and any other matters to be considered at the Annual Meeting will be decided by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting.

     The following table sets forth, as of March 15, 1997, the number and percentage of outstanding shares of the Company's Common Stock (i) beneficially owned by each person known to the Company to be the beneficial owner of more than five percent of the then outstanding shares of Common Stock, (ii) beneficially owned, directly or indirectly, by each director and nominee for election as a director and by each of the executive officers of the Company named in the Summary Compensation Table set forth on page 6, and (iii) beneficially owned, directly or indirectly, by all directors and executive officers of the Company as a group. Except as indicated below, none of the directors or executive officers listed below beneficially owns more than 1% of the outstanding shares of Common Stock.

                                                                                    PERCENTAGE
                                                              SHARES OF                 OF
                                                             COMMON STOCK          OUTSTANDING
                      BENEFICIAL OWNER                    BENEFICIALLY OWNED       COMMON STOCK
    ----------------------------------------------------  ------------------       ------------
    Janus Capital Corporation(1)........................       3,495,100                8.2%
      100 Fillmore Street, Suite 300
      Denver, Colorado 80206-4923
    FMR Corp.(2)........................................       4,746,500               11.1%
      82 Devonshire Street
      Boston, Massachusetts 02109
    John K. Castle......................................          11,736
    Lawrence R. Codey...................................           4,600
    T. J. Dermot Dunphy.................................       1,090,258(3)(4)          2.6%
    Charles F. Farrell, Jr..............................          23,400(4)
    David Freeman.......................................           4,400
    Elmer N. Funkhouser III.............................         198,222(3)(4)
    William V. Hickey...................................         256,890(3)
    Warren H. McCandless................................          70,533(3)
    Alan H. Miller......................................         500,510(4)             1.2%
    Robert L. San Soucie................................          10,200(4)
    Dale Wormwood.......................................          70,416(3)
    All directors and executive officers as a group (21
      persons)..........................................       2,833,521(4)(5)          6.7%

---------------

(1) An Amendment No. 1 to Schedule 13G dated February 10, 1997 was filed by Janus Capital Corporation indicating beneficial ownership of such shares, with shared voting and dispositive power as to such shares. Such Schedule 13G states that Thomas H. Bailey may be deemed to control Janus Capital Corporation and to be a beneficial owner of such shares, which beneficial ownership Mr. Bailey specifically disclaims.

(2) An Amendment No. 2 to Schedule 13G dated February 14, 1997 was filed by FMR Corp. ("FMR") indicating sole voting power as to 25,500 shares and sole dispositive power as to 4,746,500 shares. Such Schedule 13G indicates that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, beneficially owns 4,630,400 of such shares (as to which shares Edward C.

Johnson 3d, chairman of FMR, and Fidelity Funds each have sole power of disposition). The power to vote these shares resides with the Boards of Trustees of Fidelity Funds. Of the shares beneficially owned by FMR, Fidelity Management
     Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 116,100 shares, of which Mr. Johnson and FMR have sole dispositive power over 116,100 shares and sole voting power over 25,500 shares. Such Schedule 13G states that members of the family of Mr. Johnson may be deemed to control FMR.

(3) This figure includes approximately 67,308, 13,290, 11,422, 7,833, 8,416 and
    231,945 shares of Common Stock held in the Company's Profit-Sharing Plan trust fund with respect to which Messrs. Dunphy, Hickey, Funkhouser, McCandless and Wormwood and the executive officers of the Company who participate in such Plan as a group, respectively, may, by virtue of their participation in such Plan, be deemed to be beneficial owners. The participants in such Plan include, in general, all full-time employees of the Company except employees who are covered by collective bargaining agreements that do not provide for their participation. As of March 15, 1997, approximately 2,260,144 shares of Common Stock were held in the trust fund under such Plan, constituting approximately 5.3% of the outstanding shares of Common Stock. The Company has been advised that Bankers Trust Company, the trustee of such Plan, does not deem itself the beneficial owner of the shares of Common Stock held as trustee of such Plan.

(4) The number of shares held by Mr. Dunphy includes 80,800 shares held by him as custodian for certain of his children and 11,000 shares held by a charitable foundation for which he shares voting and investment power. The number of shares held by Mr. Farrell includes 11,200 shares held in a revocable retirement trust of which he is the trustee and sole beneficiary. The number of shares held by Mr. Funkhouser includes 4,800 shares held by him as custodian for one of his children. The shares held by Mr. Miller are held indirectly through a limited partnership for which he shares voting and investment power. Mr. San Soucie shares investment and voting power as to 3,120 of the shares beneficially owned by him with his wife.

(5) This figure includes, without duplication, all of the outstanding shares referred to in notes 3 and 4 above as well as 12,400 shares for which voting and investment power is shared by an executive officer of the Company and 3,580 shares held by or for family members of executive officers of the Company who are not named in the above table.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Securities Exchange Act") requires the Company's executive officers and directors and any persons owning ten percent or more of the Company's Common Stock to file reports with the Securities and Exchange Commission to report their beneficial ownership of and transactions in the Company's Common Stock and to furnish the Company with copies of such forms. Based upon a review of such reports filed with the Company, along with written representations from certain executive officers and directors that no such reports were required during 1996, the Company believes that all such reports were timely filed during 1996, except that in February 1997 Alan H. Miller filed a late report covering six open market purchases of Common Stock by his wife through her separate brokerage account during 1996 and earlier years, totalling 6,500 shares (after adjusting for subsequent stock splits). Such report noted that such filing should not be deemed an admission by Mr. Miller that he was the beneficial owner of such shares purchased by his wife for the purposes of Section 16(a) under the Securities Exchange Act.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the stockholders of the Company will elect the whole Board of Directors to serve for the ensuing year and until their respective successors are elected and qualify. The Board of Directors has designated as nominees for election the seven persons named under "Information Concerning Nominees" below. All such nominees currently serve as directors of the Company.

     The shares represented by the enclosed proxy will be voted in favor of the election as directors of the seven nominees named below unless otherwise specified on the proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted in favor of such other person as may be determined by the holders of such proxies.

                        INFORMATION CONCERNING NOMINEES

     The following table sets forth each nominee's business experience during the past five years and other information concerning such nominees.

                                                                                 DIRECTOR
            NAME                            BUSINESS EXPERIENCE                   SINCE       AGE
----------------------------  ------------------------------------------------   --------     ---
John K. Castle(2)             Chairman and Chief Executive Officer of Castle       1971       56
                              Harlan, Inc., a merchant banking firm, and of
                              Branford Castle, Inc., a holding company.
                              Director of Commemorative Brands, Inc., Morton's
                              Restaurant Group, Inc., Statia Terminals
                              International, N.V., and UNC, Inc.
Lawrence R. Codey(1)          President and Chief Operating Officer of Public      1993       52
                              Service Electric and Gas Company, a public
                              utility. Director of Public Service Enterprise
                              Group Incorporated, The Trust Company of New
                              Jersey and United Water Resources Inc.
T. J. Dermot Dunphy           Chairman of the Board and Chief Executive            1969       64
                              Officer of the Company. Director of Public
                              Service Enterprise Group Incorporated, Summit
                              Bancorp and Summit Bank.
Charles F. Farrell, Jr.(1)    President of Crystal Creek Partners, an              1971       66
                              investment management and business consulting
                              firm.
David Freeman(2)              Chairman and Chief Executive Officer of Loctite      1993       52
                              Corporation, a manufacturer of adhesives and
                              sealants. He has held senior management
                              positions with Loctite Corporation for more than
                              five years. Director of Loctite Corporation.
Alan H. Miller(2)             Private investor. Until his retirement in            1984       63
                              December 1994, President and Chief Executive
                              Officer of Laird, Inc., a manufacturer of
                              specialty folding cartons and special commercial
                              printing and a distributor of rigid plastics.
                              Director of The Laird Group PLC.
Robert L. San Soucie(1)       Managing Director and President of MRV Financial     1971       69
                              Associates, a financial and management
                              consulting firm.

---------------
(1) Member of the Audit Committee of the Board of Directors. Mr. San Soucie serves as the chairman of such committee.

(2) Member of the Organization and Compensation Committee of the Board of Directors. Mr. Miller serves as the chairman of such committee.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors maintains an Audit Committee and an Organization and Compensation Committee. The members of such committees are directors who are neither officers nor employees of the Company. The Board of Directors has not established a nominating committee.

     The principal responsibilities of the Audit Committee are to advise the Board of Directors as to the selection of auditors, to confer with the firm appointed to audit the books and accounts of the Company and its subsidiaries and to determine, and from time to time report to the Board of Directors upon, the scope of such auditing.

     The principal responsibilities of the Organization and Compensation Committee are to determine the compensation of the officers of the Company and of the other employees of the Company or any of its domestic subsidiaries with a base annual salary of $100,000 or more, to administer the Company's Contingent Stock Plan and to authorize the issuance of shares of the Company's Common Stock under the Contingent Stock Plan, to perform the duties and responsibilities of the Board of Directors under the Company's Profit-Sharing Plan (except the authority to determine the amount of the Company's annual contribution to such
Plan), its Thrift and Tax-Deferred Savings Plan and certain other retirement plans maintained or contributed to by the Company, and to consider and advise the Board of Directors from time to time with respect to the organization and structure of the management of the Company.

     During 1996, the Board of Directors held ten meetings, the Audit Committee held three meetings, and the Organization and Compensation Committee held four meetings (excluding in each case actions by unanimous written consent). All members attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served except Mr. Freeman, who attended 71% of such meetings.

                            DIRECTORS' COMPENSATION

     Each member of the Board of Directors who is neither an officer nor an employee of the Company (each a "Non-Employee Director") receives an annual retainer fee for serving as a director. The Restricted Stock Plan for Non-Employee Directors (the "Directors Stock Plan") provides for the payment of such retainer in the form of an annual grant of 1,200 shares of the Company's Common Stock to each eligible director who is elected at each annual meeting of stockholders. The Directors Stock Plan also provides for interim grants to any Non-Employee Director who is elected at any time other than at an annual meeting in the amount of 100 shares for each full 30-day period until the next annual meeting. During 1996, each director other than Mr. Dunphy received an annual grant of 1,200 shares of Common Stock at a price of $1.00 per share following his election at the 1996 Annual Meeting of Stockholders.

     Shares of Common Stock issued under the Directors Stock Plan may not be sold, transferred or encumbered while the director serves on the Board of Directors, except that Non-Employee Directors may transfer shares issued under the Directors Stock Plan to certain family members or to trusts or other forms of indirect ownership so long as the Non-Employee Director would be deemed a beneficial owner of the shares with a direct or indirect pecuniary interest in the shares and would retain voting and investment control over the shares while the Non-Employee Director remains a director of the Company. During this period, the director is entitled to receive any dividends or other distributions in respect of such shares and has voting rights in respect of such shares. The restrictions on the disposition of shares issued pursuant to the Directors Stock Plan terminate upon the occurrence of any of certain events related to change of control of the Company that are specified in the Directors Stock Plan.

     In addition, each member of the Audit Committee and of the Organization and Compensation Committee receives a retainer fee of $2,000 per year for serving as a member of such committee. The chairman of each such committee receives an additional retainer fee of $2,000 per year for serving as such. Each Non-Employee Director also receives a fee of $1,000 for each Board or committee meeting attended. These fees are paid in cash in quarterly installments. All directors are reimbursed for expenses incurred in attending Board or committee meetings. Also, during 1996 Mr. San Soucie was paid an additional cash fee of $3,000 in connection with a special assignment.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                   ANNUAL            ------------
                                              COMPENSATION(1)         CONTINGENT
                                            --------------------        STOCK            ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS        AWARDS(2)       COMPENSATION(3)
----------------------------------  -----   --------    --------     ------------     ----------------
T. J. Dermot Dunphy...............   1996   $363,600    $390,000      $      -0-          $ 29,000
  Chairman of the Board              1995    363,600     340,000       1,590,000            29,000
  and Chief Executive Officer        1994    363,600     300,000             -0-            29,000

William V. Hickey.................   1996   $226,100    $200,000      $      -0-          $ 22,600
  President and Chief                1995    217,767     150,000         795,000            22,600
  Operating Officer...............   1994    186,933     110,000             -0-            22,600

Elmer N. Funkhouser III...........   1996   $217,433    $120,000      $      -0-          $ 26,000
  Senior Vice President              1995    211,600      95,000             -0-            26,000
                                     1994    210,267      92,000             -0-            26,000

Dale Wormwood.....................   1996   $200,600    $115,000      $      -0-          $ 23,364
  Senior Vice President (4)          1995    184,433      95,000             -0-            24,050
                                     1994    177,433      80,000             -0-            24,050

Warren H. McCandless..............   1996   $191,433    $ 50,000      $      -0-          $ 22,400
  Senior Vice                        1995    184,433      75,000             -0-            22,400
  President-Finance (4)              1994    177,433      75,000             -0-            22,400

---------------

(1) Annual compensation is reported in this table before deducting amounts deferred pursuant to Section 401(k) of the Internal Revenue Code, as amended (the "Code"), under the Company's Thrift and Tax-Deferred Savings Plan (the "Thrift Plan") or other amounts excludible from income for tax purposes. Perquisites, other personal benefits, securities and property paid or accrued during each year not otherwise reported did not exceed for any named executive officer the lesser of $50,000 or 10% of the annual compensation reported in the Summary Compensation Table for that individual.

(2) Represents the fair market value on the date of an award made under the Company's Contingent Stock Plan after deducting the purchase price of the shares covered by such award. The total number of unvested shares held by each of the named executive officers as of December 31, 1996 is set forth in the following table, and the fair market values of such unvested shares as of such date are as follows: Mr. Dunphy - $3,330,000, Mr.
    Hickey - $2,564,100, Mr. Wormwood - $915,750 and Mr. McCandless - $811,688.
    As of such date, such awards, all of which were granted with an original vesting period of three years, which has been extended in certain cases, vested as follows:

                                                  1997         1998        1999
                                                 ------       ------       ----
T. J. Dermot Dunphy............................     -0-       80,000       -0-
William V. Hickey..............................  21,600       40,000       -0-
Elmer N. Funkhouser III........................     -0-          -0-       -0-
Dale Wormwood..................................  22,000          -0-       -0-
Warren H. McCandless...........................  19,500          -0-       -0-

     During the vesting period, pursuant to the terms of such Plan, recipients of awards are entitled to receive any dividends or other distributions with respect to the unvested shares they hold.

(3) Includes Company contributions to the Company's Profit-Sharing Plan, matching contributions under the Company's Thrift Plan, and premiums paid by the Company for supplemental universal life insurance policies owned by the named executive officers. For 1996, such amounts were as follows:

                                            PROFIT-          THRIFT       INSURANCE
                                          SHARING PLAN        PLAN        PREMIUMS
                                          ------------       ------       ---------
T. J. Dermot Dunphy.....................    $ 15,000         $4,500        $ 9,500
William V. Hickey.......................      15,000          4,500          3,100
Elmer N. Funkhouser III.................      15,000          4,500          6,500
Dale Wormwood...........................      15,000          3,814          4,550
Warren H. McCandless....................      15,000          4,500          2,900

     The Company's Profit-Sharing Plan and its Thrift Plan are broad-based defined contribution plans. Contributions to the Profit-Sharing Plan are made only by the Company. Further information about the Profit-Sharing Plan is discussed in note 3 to the table under "Voting Securities" above.

(4) Mr. McCandless and Mr. Wormwood retired from their positions as officers of the Company at the end of 1996. Mr. Wormwood continues to be employed part-time by the Company.

REPORT OF ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     Compensation Philosophy

     The Company's executive compensation program consists of salaries, annual bonuses tied to performance, and awards under the Company's Contingent Stock Plan. The Company's executive compensation philosophy is to provide salaries that are modest when compared with manufacturing companies of comparable size and annual bonuses that are higher than those provided by such companies. The Company also makes substantial awards of Common Stock under the Contingent Stock Plan as long-term incentive compensation to its executives when the Committee feels such awards are appropriate. In reaching its decisions, the Committee is guided by its own judgment and those sources of information (including compensation surveys) that the Committee considers reliable.

     This program is designed to provide appropriate incentives toward achieving the Company's annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit the Company and its stockholders, to create an identity of interests between the Company's executives and its stockholders, and to attract, retain and motivate key executives. The Committee believes that this program effectively provides these incentives as shown by the Company's long-term record of growth and enhancement of stockholder value.

     Salaries and Annual Bonuses

     The Committee is responsible for setting the compensation of the Company's executive officers, including the executive officers listed in the Summary Compensation Table above, and other employees of the Company or any of its domestic subsidiaries with base salaries of $100,000 or more. The Committee conducts an annual compensation review during the first quarter of each year. The Company's Chief Executive Officer submits salary and bonus recommendations to the Committee for the other executive officers and employees whose compensation is set by the Committee. Following a review of those recommendations, the Committee approves cash bonuses for the prior year and salary rates and cash bonus objectives for the current year for the other executive officers and employees with such modifications to the Chief Executive Officer's recommendations as the Committee considers appropriate. Also, the Committee may adjust salaries for specific executive officers or employees at other times during the year, such as when there are significant changes in the responsibility of such officers or employees.

     The Committee bases its decisions on adjustments to salary and cash bonus objectives principally on changes in the responsibilities of the particular executive and on the Committee's evaluation of the market demand for executives of the capability and experience employed by the Company in relation to the total compensation paid to the particular executive. The Committee sets annual cash bonus objectives at a level that links a substantial portion of each individual's annual cash compensation to attaining the performance objectives discussed below in order to provide appropriate incentives to attaining such objectives.

     Cash bonuses are determined based upon the attainment of corporate and individualized performance objectives for the year in question. The Committee does not apply a fixed weighting to corporate or individual performance goals in deciding the amount of cash bonuses, although the Committee generally places greater emphasis on financial performance than on other personal performance objectives.

     The principal measure of corporate performance used to establish annual cash bonuses is the extent to which the Company achieves its business plan for the year in question. Such business plan is developed by management and approved by the Board of Directors before the beginning of such year. The Committee does not rely exclusively on any single measure of financial performance to measure achievement of the Company's business plan. However, the greatest weight is given to the achievement of budgeted targets for net sales, operating profit, net earnings, and measures of expense control and balance sheet management such as earnings before taxes, interest, depreciation and amortization (commonly called "EBITDA"). The Company does not make its business plans public, nor does the Company make public projections of its financial performance. Accordingly, the specific financial targets upon which annual cash bonuses are based are not publicly available. Executives other than the Chief Executive Officer are also evaluated based upon their attainment of individualized management objectives within their particular areas of responsibility. For each executive officer who has overall responsibility for an operating unit of the Company, such individualized objectives include the operating unit's achievement of its own financial targets.

     During the first quarter of 1996, the Committee conducted a compensation review for the executive officers named in the Summary Compensation Table other than the Chief Executive Officer, in connection with which the Company's Chief Executive Officer submitted recommendations to the Committee for 1995 cash bonuses, 1996 salary adjustments and 1996 cash bonus objectives. The Committee approved such recommendations with such modifications as the Committee deemed appropriate, none of which was material. A further adjustment of salary was made by the Committee during 1996 for Mr. Hickey in connection with his election to the office of President of the Company. Salary increases in 1996 for the executive officers named in the Summary Compensation Table (other than the Chief Executive Officer, who is discussed below) ranged from 3.4% to 13.6%. These salary increases were based primarily upon the factors discussed above, with the largest increase being made to Mr. Hickey because of his expanded responsibilities as President of the Company.

     Cash bonuses for 1996 for the executive officers named in the Summary Compensation Table were determined by the Committee during the first quarter of 1997. These bonuses reflected the Company's achievement of its principal financial objectives during 1996 and the Committee's evaluation of each individual's degree of attainment of that individual's other performance goals for 1996.

     Compensation of the Chief Executive Officer

     The Committee evaluates the performance of the Chief Executive Officer, reviews its evaluation with him, and based on that evaluation and review decides his compensation and performance and bonus objectives. The Committee and the Chief Executive Officer believe that his cash compensation should be weighted somewhat toward annual incentive compensation in the form of cash bonuses rather than salary but that, on an overall basis, his compensation should be weighted heavily toward long-term incentive compensation derived from equity ownership in the Company through the Contingent Stock Plan. Accordingly, Mr. Dunphy's salary remained at the same rate in 1996 as was established in 1991.

     The Committee bases its determination of the annual cash bonus for the Chief Executive Officer on the corporate performance goals discussed above and the Chief Executive Officer's leadership in providing strategic direction to the Company, in developing and maintaining an effective management team for the Company and in communicating and implementing a strong corporate culture and vision within and outside the Company. As a result of the annual compensation review conducted in the first quarter of 1997, based upon the Company's achievement of its principal financial objectives during 1996 and Committee's determination of Mr. Dunphy's attainment of his other performance objectives for 1996, the Committee established Mr. Dunphy's 1996 annual cash bonus at the level shown in the Summary Compensation Table.

     Contingent Stock Plan

     The Company's Contingent Stock Plan, which has been in effect since 1976, is intended to provide an effective method of motivating performance of key employees, including executive officers of the Company, and of creating an identity of interests in participating employees with the interests of the stockholders. The Plan provides for the award of shares of Common Stock to such key employees of the Company or any of its subsidiaries as the Committee determines to be eligible for awards. It is expected that recipients of awards will retain a substantial portion of the shares awarded to them to foster an identity of interests with the stockholders of the Company.

     Shares of Common Stock issued under this Plan are subject to an option in favor of the Company for three years after they are awarded, or such longer period as may be determined by the Committee, to repurchase the shares upon payment of an amount equal to the price at which such shares were issued, which to date has always been $1.00 per share. This option is exercisable by the Company only upon the termination of an employee's employment during such period other than as a result of death or total disability. Such option terminates upon the occurrence of any of certain events related to change of control of the Company specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while the Company's option to repurchase the shares remains in effect.

     Awards are made under the Contingent Stock Plan both to reward short-term performance with equity-based compensation and to motivate the recipient's long-term performance. The Committee has not followed the practice of making annual or other periodic awards to individuals who have been determined to be eligible to participate in the Plan. However, the Committee regularly reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those individuals to specific Company achievements and to provide motivation toward the achievement of additional strategic objectives.

     No awards were made under the Plan during 1996 to the executive officers named in the Summary Compensation Table. However, each of such executive officers owns a substantial number of shares of the Company's Common Stock, and those executive officers who remain employed by the Company are eligible to receive future awards under the Plan in the discretion of the Committee.

     Compliance with Section 162(m) of the Internal Revenue Code

     Although the Company's programs for salary adjustments, cash bonuses and awards under the Contingent Stock Plan are designed to provide incentives toward achieving the Company's strategic objectives, none of such compensation programs is based upon the attainment of objective performance goals that have been approved by the stockholders of the Company prior to payment. Thus, compensation associated with awards under the Contingent Stock Plan to the executive officers named in the Summary Compensation Table, when taken together with their other annual compensation, could become subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, under which the Company may deduct for federal income tax purposes no more than $1 million of annual compensation paid to any such executive officer. The compensation related to awards made under the Contingent Stock Plan to three of the named executive officers that were scheduled to vest during 1996, when added to other compensation paid to such officers in 1996, would have been partially non-deductible to the Company under Section 162(m). With the approval of the Committee, the vesting schedules for such awards were amended so that the Company's options to repurchase the shares covered by such awards were extended into subsequent years. As a result, the Company believes that non-deductible compensation under Section 162(m) in 1996 and 1997, if any, will be minimal.

     The Committee's policy is to structure executive compensation to be deductible without limitation where doing so will further the purposes of the Company's executive compensation program. Thus, the Committee may authorize additional extensions of vesting dates for awards under the Contingent Stock Plan or it may recommend for stockholder approval new compensation plans that are designed to be exempt from the limitations of Section 162(m). However, the Committee believes that compensation of its executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation is in the best interests of the Company and its stockholders. In some cases, the Committee in the exercise of such discretion may approve executive compensation that is not fully deductible. However, the Company does not expect the limitations on deductibility to have a material impact on its financial condition.

     Stock Performance

     While the Committee takes note of the performance of the Company's Common Stock in its compensation decisions, it does not consider such performance to be a principal determinant in making such decisions, since total return to stockholders as reflected in the performance of the Company's stock price is subject to factors affecting the securities markets that are unrelated to the Company's performance.

     Since management compensation is based upon factors relating to the Company's growth and profitability and the contributions of each of its executives to the achievement of the Company's objectives, the Committee believes that appropriate incentives are provided to align management's interests with the long-term growth and development of the Company and the interests of its stockholders. The Committee also believes that there are many ways by which its executive officers and other executives contribute to building a successful company. While the results of those efforts may eventually appear in the financial statements or be reflected in the Company's stock price, many long-term strategic decisions made in pursuing the Company's growth and development may have little visible impact in the short term.

     The Committee notes that the performance of the Company's Common Stock in the five-year period ending December 31, 1996 has exceeded that of both the Standard & Poor's 500 Stock Index and the peer group index shown in the performance table appearing below. Stockholders of the Company who held shares of the Company's Common Stock throughout the period had a total return of 268% (or an annual compounded return of 29.8%). This total return compares to a five-year total return of 101% (or an annual compounded return of 15.0%) for the Standard & Poor's 500 Stock Index and a five-year total return of 14% (or an annual compounded return of 2.6%) for the peer group index shown in the performance table appearing below.

                                         Organization and Compensation Committee
                                                 of the Board of Directors

                                                    Alan H. Miller, Chairman
                                                    John K. Castle
                                                    David Freeman

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     None of the members of the Organization and Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Until the end of 1983, Mr. Miller was the President of Cellu-Products Company, a corporation that the Company acquired in October 1983.

     Mr. Codey is the President and Chief Operating Officer of Public Service Electric and Gas Company. Mr. Dunphy is a member of the Organization and Compensation Committee of the Board of Directors of Public Service Enterprise Group Incorporated, the parent company of Public Service Electric and Gas Company. Such committee administers the compensation program for executive officers of Public Service Electric and Gas Company.

COMMON STOCK PERFORMANCE COMPARISON

     The following graph compares for the five years ended December 31, 1996 the cumulative total return on an investment of $100 assumed to have been made on December 31, 1991 in the Company's Common Stock (after giving effect to two-for-one stock splits effected in 1995 for all periods presented) with that of comparable investments assumed to have been made on such date in (a) the Standard & Poor's 500 Stock Index and (b) an arithmetic average of the chemicals (specialty) segment and the containers-paper segment of such index (the "peer group index"), the two published Standard & Poor's market segments with which the Company is usually compared by the investment community.

     Total return for each assumed investment assumes the reinvestment of all dividends on December 31 of the year in which such dividends were paid. The Company did not pay any cash dividends during this five-year period.

                                                         COMPOSITE CHEMI-
                                                            CALS (SPE-
                                                         CIALTY)/CONTAINERS-
                                                            PAPER INDEX
        MEASUREMENT PERIOD           SEALED AIR CORPO-    A]COMPOSITE S&P
      (FISCAL YEAR COVERED)               RATION                500
1991                                            100.00              100.00              100.00
1992                                            111.05               96.66              107.43
1993                                            139.78               89.94              118.11
1994                                            160.22               94.09              119.63
1995                                            247.51               96.69              164.03
1996                                            367.96              113.65              201.24

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

     Currently, the Company's certificate of incorporation authorizes the issuance of 60,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. There were 42,593,346 shares of Common Stock outstanding on March 19, 1997 (excluding 181,058 shares held in the Company's treasury). Of the authorized but unissued shares of Common Stock, 892,448 are currently reserved for future issuance under the Company's Contingent Stock Plan, the Directors Stock Plan and in connection with certain non-material acquisitions that have been completed with deferred purchase prices. No shares of preferred stock are currently issued or outstanding.

     The Board of Directors has recommended that the stockholders approve an increase in the number of authorized shares of Common Stock from 60,000,000 to 125,000,000 shares. Exhibit A to this Proxy Statement contains the text of the first sentence of Article Fourth of the Company's certificate of incorporation as proposed to be amended, the only change being the number of authorized shares of Common Stock. If the proposed amendment becomes effective, the Board of Directors may issue the additional shares of Common Stock without further approval of the stockholders except as otherwise required by the applicable rules of the New York Stock Exchange or other applicable laws or regulations.

     The Board of Directors believes it to be in the best interests of the Company that the Board be in a position to approve the issuance of shares of Common Stock in the future for such corporate purposes as the Board of Directors may deem advisable, including financings, acquisitions, stock splits, stock dividends, management incentive and employee benefit plans. The Company has no pending arrangements to issue any of the additional shares of Common Stock that would be authorized as a result of this proposed amendment to the certificate of incorporation. Since the stockholders have no pre-emptive rights, the issuance of Common Stock on other than a pro rata basis may reduce each stockholder's proportionate voting power in relation to that of the stockholders as a whole.

     Proxies received in response to this solicitation will, in the absence of contrary specifications, be voted in favor of the proposed amendment of the certificate of incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SELECTION OF AUDITORS

     The Company, after authorization by the Board of Directors, has appointed KPMG Peat Marwick LLP ("Peat Marwick") to serve as the Company's auditors for the fiscal year ending December 31, 1997, subject to the approval of the stockholders. Proxies received in response to this solicitation will, in the absence of contrary specification, be voted in favor of ratification of such appointment. Peat Marwick has acted in this capacity since 1963 and is considered well qualified. If the proposal to ratify the appointment of Peat Marwick is not approved, the Board of Directors will reconsider its selection of auditors.

     A representative of Peat Marwick is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     In order for stockholder proposals for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Saddle Brook, New Jersey, directed to the attention of the Secretary, no later than November 26, 1997.

                                 OTHER MATTERS

     The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Morrow & Co., Inc., New York, New York, will solicit proxies by personal interview, mail, telephone, facsimile, telex or other means of electronic transmission and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Morrow & Co., Inc. a fee of $5,000 covering its services and will reimburse Morrow & Co., Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by personal interview, mail, telephone, facsimile or other means of electronic transmission.

     The Company does not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies may use their discretion in voting thereon.

                                            By Order of the Board of Directors
                                               H. KATHERINE WHITE
                                                   Secretary

Saddle Brook, New Jersey
March 26, 1997

                                   EXHIBIT A

PROPOSED AMENDMENT TO THE FIRST SENTENCE OF ARTICLE FOURTH OF THE CERTIFICATE OF
                                 INCORPORATION*

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred twenty-six million (126,000,000), one hundred twenty-five million (125,000,000) of which shall be common stock with a par value of One Cent ($.01) per share, amounting in the aggregate to One Million Two Hundred Fifty Thousand Dollars ($1,250,000), and one million (1,000,000) of which shall be preferred stock without par value.

---------------

* The current text of the first sentence of Article Fourth is as follows:

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is sixty-one million (61,000,000), sixty million (60,000,000) of which shall be common stock with a par value of One Cent ($.01) per share, amounting in the aggregate to Six Hundred Thousand Dollars ($600,000), and one million (1,000,000) of which shall be preferred stock without par value.

    Please mark your                                                        1386
/X/ votes as in this
    example.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN.
 IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES
                    FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.
 ------------------------------------------------------------------------------
|   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES FOR  |
|                      DIRECTOR AND FOR PROPOSALS 2 AND 3.                     |
|------------------------------------------------------------------------------|
|                  FOR   WITHHELD                       FOR   AGAINST  ABSTAIN |
|                                                                              |
| 1. Election of                   2. Amendment of                             |
|    Directors                        Certificate of                           |
|    (see reverse) / /     / /        Incorporation to  / /     / /      / /   |
|                                     increase shares                          |
| For, except vote withheld from the  of Common Stock                          |
| following nominee(s):               authorized                               |
| _______________________________     thereunder.                              |
|                                                                              |
| 3. Ratification of the appointment of KPMG Peat                              |
|    Marwick LLP as the independent auditors for                               |
|    the year ending December 31, 1997                  / /     / /      / /   |
|                                                                              |
| 4. In accordance with the Proxy Committee's discretion, upon such other      |
|    matters as may properly come before the meeting.                          |
 -------------------------------------------------------------------------------

   Please mark this box if you have noted a change of address or any comments
   in the space on the reverse side of this card.                         / /

   The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. Receipt is hereby acknowledged of the Proxy Statement dated March 26, 1997.


   SIGNATURE(S) _____________________________________________ DATE _____________

   NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should give full title as such. If signing in a corporate capacity, please sign full corporate name by a duly authorized officer.